Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

AUTHENTIC BRANDS GROUP INC.

FIRST:          The name of the corporation is Authentic Brands Group Inc. (the “Corporation”).

SECOND:     The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

FOURTH:     The total number of shares of stock which the Corporation shall have authority to issue is 100 shares, having a par value of $0.001 per share. All such shares are Common Stock.

FIFTH:          The name and mailing address of the incorporator is:

Christian Galgano

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

SIXTH:         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to make, alter or repeal the bylaws of the Corporation (the “Bylaws”).

SEVENTH:   Election of directors comprising the Board of Directors (each such director, in its capacity as such, a “Director”) need not be by written ballot unless the Bylaws shall so provide.

EIGHTH:      No Director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the Director derived an improper personal benefit.

NINTH:        The Corporation expressly elects not to be governed by Section 203 of the DGCL.

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, herein declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this first day of February, 2016.

/s/ Christian Galgano
Christian Galgano
Sole Incorporator